Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on (Form F-3) and related Prospectus of Babcock & Brown Air Limited for the registration of common shares, preference shares, debt securities, warrants, and subscription rights and to the incorporation by reference therein of our reports dated March 3, 2009, with respect to the consolidated financial statements of JET-i Leasing LLC included in its Annual Report (Form 20-F) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
San Francisco, California
November 6, 2009